[Letterhead of KPMG LLP]




The Board of Directors
Big Foot Financial Corp.:


We consent to the incorporation by reference in the registration statement (No. 333-57981) on Form S-8 of Big Foot Financial Corp. of our report dated August 2, 1999, relating to the consolidated balance sheets of Big Foot Financial Corp. and subsidiary as of June 30, 1999 and 1998, and the related consolidated statement of earnings, stockholders' equity and cash flows for the years ended June 30, 1999 and 1998, and the eleven-month period ended June 30, 1997, which report is incorporated by reference in the June 30, 1999 annual report on Form 10-K of Big Foot Financial Corp.

                                  /s/ KPMG LLP

Chicago, Illinois
September 24, 1999